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                                                                    Exhibit 10.7


Translation from Russian

                              LEASE AGREEMENT No.2

City of Moscow                                                 December 29, 1995

The Planning-Design Bureau for the Mechanization of Electric Power Construction Corporation (PKB Proyektenergomash), represented by General Director Pogozhev, Igor Mikhailovich, acting on the basis of the "Charter" and referred to subsequently as the Lessor, on the one hand, and the firm Korbina Telecommunications, represented by General Director Seidenfeld, Menakhem, acting on the basis of the "Charter" and referred to subsequently as the Lessee, on the other hand, have confirmed this Agreement concerning the following:

                           1. SUBJECT OF THE AGREEMENT

       1.1 The Lessor provides the Lessee with the rental use of premises on the 7th (seventh) floor, having an area of 249.2 square meters (two hundred forty-nine and two-tenths square meters), for use as an office in the engineering-laboratory building of the Lessor in the city of Moscow, Ryazan Prospekt, Building 30/15.

                          2. OBLIGATIONS OF EACH PARTY

      The Lessor is required to:

      2.1 Transfer to the Lessee the rental premises subsequent to the signing of the Agreement, as stipulated in the terms of the Agreement.

      2.2 At its own expense, make capital repairs in the rental premises.

      2.3 Take necessary measures, at its own expense, to repair damages to the heating system or electricity services which occur through no fault of the Lessee.

      2.4 Issue passes to permit entrance into the building (for the use of their employees) to permanent and temporary employees of the Lessee, one-time use passes and passes for packages, at the expense of the Lessee, and, also at the expense of the Lessee, to extend the duration of temporary and permanent passes and their replacement.

      The Lessee is required to:

      2.5 Utilize the rental premises in accordance with the terms of the Agreement and in the prescribed manner (Clause 1.1 Subject of the Agreement).


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      2.6 Perform ongoing maintenance and cleaning of the premises at its own expense, removing, with its own employees and at its own expense, all disposals connected with Lessee's activities (unneeded packaging, construction refuse, etc.), except for fixtures.

      2.7 Not make any changes in planning or equipment in the premises necessitated by the needs of the Lessee without the permission of the Lessor, and to conform with the latter's interior decoration of the premises.

      2.8 Strictly observe the regulations concerning fire security.

                              3. PAYMENTS AND RATES

      3.1 For the use of the premises, the Lessee pays to the Lessor in rubles at the rate of USA$154 (one hundred fifty-four USA dollars) per year for 1 square meter of the rental premises plus a tax on additional costs, established by the RF Government, and supplementary taxes adopted by the RF Government on all forms of services and tasks for the duration of the Agreement.

      Payment is effected at the exchange rate established by the Bank of Russia at the moment the bill is presented.

      3.2 The above-mentioned sum is comprised of two parts: Compensation for expenditures in the upkeep and servicing of the premises in the amount of USA$123.2, or 80% of the overall payment, and USA$30.8 dollars, or 20% of the payment for the rental of the premises.

      3.3 The rental payment, and also the compensation for expenditures in the upkeep and servicing of the premises is transferred to the account, as specified by the Lessor, monthly no later than the 5th (fifth) bank business day from the moment the bill is presented.

      3.4 The bills for telephone communications of all types, subscription payments for the telephones, for telephone information services, telegraph-teletype services are paid for within two bank business days after the receipt of the bills.

                       4. RESPONSIBILITIES OF BOTH PARTIES

      4.1 The parties bear responsibility for all capital property under this Agreement in accordance with current laws of the RF.

      4.2 In the event of a late payment by the Lessee, fines are imposed in the amount of 0.5% per day for the overdue sum during the first 5 days of the nonpayment and 1.5% per day for the overdue sum for the subsequent days.


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      4.3 For the late payment of bills for telephone communications (including intercity and local, subscription payments for the telephones, telephone information services, telegraph-teletype services, etc.) fines are imposed in the amount of 1% for the first overdue day, and 2% for subsequent days for the overdue sum.

      4.4 The payment of penalties, established by the Agreement, does not release the Lessee from fulfilling its obligations under the Agreement.

      4.5 In the event of nonpayment by the Lessee of compensation for expenditures in the upkeep and services of the premises and compensation for expenditures on the rental premises, and also the fines relating to these payments during 10 calendar days following the payment due date, the Lessor has the right to annul the Agreement unilaterally.

      4.6 In the event of late payment of bills, and also fines for all types of telephone communications and telephone/sic/teletype services, the Lessor has the right to turn off telephones until the Lessee pays off the stipulated debt.

      4.7 The Lessee bears full responsibility in accordance with current laws applying to security technology, safety of workers, and anti-fire security during the performance of any work by the Lessee during the full term of the Agreement.

      4.8 The annulment of the Agreement before its expiration may be effected by agreement by the parties in written form or unilaterally by the Lessor in the event the usage of the premises by the Lessee is not in accordance with the Agreement.

      4.9 In the event that the Agreement is annulled at the initiative of the Lessee at the expiration of its term, the latter pays the Lessor the payment sum, with taxes, on the added costs up to the end of the current year.

                           5. MISCELLANEOUS CONDITIONS

      5.1 The Lessor retains his rights in the future to reexamine the compensation sum for expenditures in the upkeep and servicing of the premises, and also the compensation for expenditures for rental of the premises in the event of:

      -     Re-evaluation by the State of basic funds;

      - Freeing of prices for power carriers and, in connection with this, an increase in the cost of heat and power energy, supply of water, etc.;

      - Liberalization of prices for communal services, operational materials,


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            spare parts and similar material resources;

      -     Increase in the cost of real estate;

      -     Change in the imposition of taxes in an upward direction;


      - Introduction of new taxes, ecological obligations with material expenditures, etc.

      5.2 Ten days before the Agreement is confirmed, the Lessee presents to the Lessor copies of the "Charter" or "Status" of its organization.

      5.3 The Lessee is legally and materially accountable for damages inflicted on the Lessor because of actions of third parties involved with the activities of the Lessee.

      5.4 The Lessee pledges not to attract to its work the employees of the Lessor from their basic tasks, and to coordinate with the Lessor's management the possibility of attracting the latter's employees for work when they have free time from their basic tasks.

      5.5 The Lessee, in the proper manner, having fulfilled the obligations according to the Agreement, at the end of the term of the Agreement has the priority right before other organizations and parties to the extension of the Agreement for subsequent terms agreed upon with the Lessor.

                       6. TERM OF THE AGREEMENT AND LEGAL
                            ADDRESSES OF THE PARTIES

      6.1 Term of Agreement from January 1, 1996 to December 31, 1999.

      6.2 The Lessor (The Planning-Design Bureau for the Mechanization of Electric Power Construction Corporation "Proyektenergomash"):

      Post office address:          109428, city of Moscow, Ryazan
                                    Prospekt, Building 30/15
      Telegraph address:            Moscow, Gileya
      Teletype:                     207030 KULMN
      Telephones:                   371-84-00, 371-84-84, 371-02-10
      Account 4467436, Moscow Industrial Bank, Volgograd Branch
      Code 109377
      Correspondent account:        201791
      Index of tax inspection:      7721068840


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      6.3 The Lessee (the firm Korbina Telecommunications):

      Post office address:          109428, city of Moscow, Ryazan
                                    Prospekt, Building 30/15
      Telephones:                   (095) 371-54-88, 371-91-32, 371-6879
      Fax:                          371-92-05
      Account:                      1846743, RMF 996705 (44583251), part 8

      Index of tax inspection:      77229158574, Arbat Commercial Bank
      Address of Bank:              Russia, Moscow, 123056, Krasina 27,
                                    (Tsvetnoy Blvd, 3)
      Telephone:                    (095) 253-44-63.

LESSEE                              LESSOR
General Director of the             General Director of the
firm Korbina Telecommunications     PKB "Proyektoenergomash"
/sig./ Menakhem Seidenfeld          /sig./ I. M. Pogozhev
December 29, 1995                   December 29, 1995

/seal of/ Korbina Telecommuni-      /seal of/ Southeastern
cations Corporation, Moscow         Administrative Region,
                                    Moscow, Planning-Design
                                    Bureau for the Mechanization
                                    of Electric Power
                                    Construction,
                                    Proyektoenergomash" Corp.


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                             SUPPLEMENTARY CONDITION

to the Agreement No. 2 of December 29, 1995, with Korbina Telecommunications Corporation and the Proyektenergomash Corporation.

City of Moscow                                                September 24, 1996

The Proyektenergomash Corporation, represented by General Director I. M. Pogozhev, acting on the basis of the "Charter," on the one hand, and the Korbina Telecommunications Corporation, represented by General Director V. A. Khachaturyan, acting on the basis of the "Charter" (Status), on the other hand, confirmed this condition concerning the following:

      1. In accordance with the letter from the Proyektenergomash Corporation of September 19, 1996, the cost of the premises owned by the Lessor (the Proyektenergomash Corporation) and rented to the Lessee (the Korbina Telecommunications Corporation) for USA 210 dollars, in view of increased taxes on each square meter is now established at the equivalent of USA 252 dollars In rubles in accordance with the exchange rate set by the Bank of Russia at the moment that the bills are presented.

      2. The term of this supplementary condition is effective as of October 1, 1996.

      3. This supplementary condition is an integral part of Agreement No. 2, of December 12, 1995.

Lessee                                    Lessor

General Director                          General Director
Korbina Telecommunications Corp.          Proyektenergomash

/sig./ V. A. Khachaturyan                 /sig./ I. M. Pogozhev
September 24, 1996                        September 24, 1996
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                             THE PUBLIC CORPORATION

                  Planning-Design Bureau for the Mechanization
                         of Electric Power Construction

                                PROYEKTENERGOMASH



109428, city of Moscow
Southeastern Administrative Region
Ryazan Prospekt, Building 30/15
Telephone 371-84-00; 371-02-29

                                    Korbina Telecommunications
                                    Private Corporation
                                    To the Director (President)

                                    Mister(Madam) Khachaturyan, V. A.

      With this letter I inform you that, from June 1, 1997, to our great regret, because of increased expenses in the rental of real estate and changes in standards in the adjacent territory, we are compelled to increase the rental for 1 square meter per year by (equivalent) 6 USA dollars (according to the NDS), in accordance with Clause 5.1 of the Agreement signed by you earlier.

                                    Respectfully,
                                    General Director
                                    Proyektenergomash Corp.

                                    /sig./ I. M. Pogozhev